Exhibit 11.1

                           LSI LOGIC CORPORATION
                    CALCULATION OF EARNINGS PER SHARE
                (In thousands, except per share amounts)
                               (Unaudited)




                                          Three Months Ended
                                               March 31,

                                            1995        1994
Primary Earnings Per Share

Net income                                $ 45,260    $ 19,355

Average common and common equivalent
  shares:
    Average common shares outstanding      117,222     100,050
    Dilutive options                         3,548       3,212
                                           120,770     103,262

Earnings per common and common
  equivalent share                        $   0.37     $  0.19



Fully Diluted Earnings Per share

Net income                                $ 45,260     $19,355
Interest expense on convertible
  subordinated debt, net of tax effect       1,525       1,292

Adjusted net income                       $ 46,785     $20,647

Average common and common equivalent
  shares on a fully diluted basis:
    Average common shares outstanding      117,223     100,052
    Convertible subordinated note           11,735      11,780
    Dilutive options                         3,682       3,333
                                           132,630     115,165

Fully diluted earnings per common and
  common equivalent share                  $  0.31     $  0.18

On May 12, 1995, the Company's Board of Directors approved a stock dividend in the form of a two-for-one stock split which will be effective May 23, 1995. Share information for all periods presented has been retroactively adjusted to reflect this stock split.